EXHIBIT 99.1

TOMI ENVIRONMENTAL SOLUTIONS, INC. REPORTS 170% SEQUENTIAL GROWTH IN SECOND QUARTER REVENUE WITH BREAK EVEN EPS

-   Company Reports Operating Income of $122,000 And Positive Net Income   -
-   Performance Driven By Growth in International, Mobile Equipment and BIT Solutions Sales   -

FREDERICK, MD, August 1, 2024 — TOMI Environmental Solutions, Inc.® (“TOMI”) (NASDAQ: TOMZ), a global company specializing in disinfection and decontamination utilizing its premier Binary Ionization Technology (BIT) platform through its SteraMist brand of products, today announced its second quarter 2024 results.

TOMI Chief Executive Officer, Dr. Halden Shane, stated, “In the second quarter of 2024, we achieved profitability and delivered improved financial results through revitalized revenue growth. These efforts contributed to a quarterly profit of $30,000. Our revenue for the second quarter increased 8.6% year over year to $3,000,000, with notable sequential growth of $1,900,000, or 170%, from the first quarter of 2024.  This growth was primarily driven by higher mobile equipment sales, a product mix not seen since 2022, with our mobile SteraMist equipment accounting for over 60% of our revenue in the second quarter of 2024.”

“We’re off to strong start in 2024.  For the first time since the end of 2020, our outlier year due to the COVID-19 pandemic, we surpassed $3 million in sales. In fact, to date, we have nearly matched the total number of mobile equipment sales realized throughout the entire calendar year of 2023 and we remain diligent in our focus on executing our strategies to grow revenues, reduce operating expenses, expand business development and deliver improved results and value for our shareholders,” Dr. Shane concluded.

Financial Results for the three months ended June 30, 2024, compared to June 30, 2023
•	Total net revenue was $3,013,000 compared to $2,775,000.
•	Gross margin was 61.5% compared to 61.3%.
•	Operating profit was $122,000, compared to an operating loss of ($89,000).

•	Net income was $30,000 or $0.00 per basic and diluted share, compared to a net loss ($89,000) or ($0.00) per basic and diluted share.
•
Adjusted EBITDA was $343,000 compared to $2,000 in the same prior year period. A table reconciling EBITDA to the appropriate GAAP financial measure is included with the Company’s financial information below

Financial Results for the six months ended June 30, 2024, compared to June 30, 2023
•	Total net revenue was $4,127,000 compared to $4,357,000.
•	Gross margin was 61.2% compared to 60.6%.
•	Operating loss was ($1,105,000), compared to ($1,277,000).
•	Net loss was ($1,280,000) or ($0.06) per basic and diluted share, compared to a net loss ($1,276,000) or ($0.06) per basic and diluted share.
•
Adjusted EBITDA was ($806,000) compared to ($939,000) in the same prior year period. A table reconciling EBITDA to the appropriate GAAP financial measure is included with Company’s financial information below

Balance sheet highlights as of June 30, 2024
•	Cash and cash equivalents were approximately $709,000
•	Working capital was $6.8 million.
•	Shareholders’ equity was $7.3 million.

Recent Business Highlights:
•	170% sequential quarterly revenue growth for the three months ended June 30, 2024, compared to the three months ended March 31, 2024
•
With increased revenue and lower operating expenses, we reported a profit of approximately $30,000. This marks a significant milestone for the company and a major improvement compared to both the first quarter of this year and the second quarter of 2023.

•
Overall sales volume and sales order activity for the first and second quarters of 2024 amounted to $5,100,000 which consisted of approximately $4,100,000 in recognized revenue and an approximate sales backlog of $1,000,000 at the end of the quarter.

•	Second quarter BIT Solution sales increased by approximately 31% compared to the second quarter of 2023 and by 171% sequentially over the first quarter of 2024.

•	Our second quarter international revenue grew by 130%, driven by new customers in Canada, Mexico, the Philippines, and the United Arab Emirates, compared to the same period in 2023.
•	As of June 30, 2024, we have nearly matched the total number of mobile equipment sales achieved during the entire calendar year of 2023.
•
During the second quarter, management implemented cost reduction initiatives that lowered our operating expenses by 3% compared to the same period last year. Additionally, our operating expenses in the second quarter of 2024 decreased by 9% compared to the first quarter of 2024

•
To expand our reach and increase our presence in the western United States via our iHP Service offerings, we have partnered with EMAQ. EMAQ has invested over a million dollars in SteraMist iHP equipment and will serve as our partner to expand iHP services in this region.

•
In Q2 2024, we received an order for our CES system from a global leader in advanced laboratory services. This customer added two more Environment Systems to their existing set of two, along with a seven-applicator iHP Custom Engineered System (CES), which is scheduled for installation by the end of the year.

•
We maintained an active focus on digital marketing initiatives and business development plans with existing customers.  To optimize our budget, we reduced our participation in tradeshows and redirected resources towards more effective lead generation strategies such as referrals and references.

•	We are steadily increasing our presence in the food safety marketplace and are currently conducting numerous feasibility studies with both small and large companies.
•
On April 3, 2024, we announced the company has received the Gold Safety Award from Highwire. The award is presented to TOMI in recognition of the Company achieving a score of between 85-94 on the Highwire Safety Assessment.  Highwire’s Safety Assessment reviews a company’s historic and current safety performance. The program provides a thorough, objective, and consistent evaluation of company performance so clients and contractors can identify, monitor, and mitigate risks more effectively. The results provide a strong indicator of how a contractor values safety and serve as a reliable predictor of future performance.

Conference Call Information
TOMI will hold a conference call to discuss second Quarter 2024 results at 4:30 p.m. ET today, August 1, 2024.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time and request the "TOMI Environmental Solutions second quarter earnings call” or provide the participant access code: 474947. International callers please dial (973) 528-0011. To access the live webcast or view the press release, please visit the Investor Relations section of the TOMI website or register at the following link: https://www.webcaster4.com/Webcast/Page/2262/50974 .

A replay of the teleconference will be available until Thursday, August 15, 2024, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use replay access code: 50974. A replay of the webcast will be available for at least 90 days on the company’s website, starting approximately one hour after the completion of the call.

TOMI™ Environmental Solutions, Inc.: Innovating for a safer world®

TOMI™ Environmental Solutions, Inc. (NASDAQ:TOMZ) is a global decontamination and infection prevention company, providing environmental solutions for indoor surface disinfection through the manufacturing, sales and licensing of its premier Binary Ionization Technology® (BIT™) platform. Invented under a defense grant in association with the Defense Advanced Research Projects Agency (DARPA) of the U.S. Department of Defense, BIT™ solution utilizes a low percentage Hydrogen Peroxide as its only active ingredient to produce a fog of ionized Hydrogen Peroxide (iHP™). Represented by the SteraMist® brand of products, iHP™ produces a germ-killing aerosol that works like a visual non-caustic gas.
TOMI products are designed to service a broad spectrum of commercial structures, including, but not limited to, hospitals and medical facilities, cruise ships, office buildings, hotel and motel rooms, schools, restaurants, meat and produce processing facilities, military barracks, police and fire departments, and athletic facilities. TOMI products and services have also been used in single-family homes and multi-unit residences.

TOMI develops training programs and application protocols for its clients and is a member in good standing with The American Biological Safety Association, The American Association of Tissue Banks, Association for Professionals in Infection Control and Epidemiology, Society for Healthcare Epidemiology of America, America Seed Trade Association, and The Restoration Industry Association.

For additional information, please visit https://www.steramist.com or contact us at info@tomimist.com.

Forward-Looking Statements

This press release contain forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, without limitation, our strategies to grow revenue and expand business development, financial performance and operating results for 2024; and our ability to generate lead and referral for sales. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our ability to acquire new customers and expands sales; our ability to maintain and manage growth and generate sales, our reliance on a single or a few products for a majority of revenues; the general business and economic conditions; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by us with the SEC and other periodic reports we filed with the SEC. The information provided in this document is based upon the facts and circumstances known at this time. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and we undertake no duty to update such information, except as required under applicable law.

TOMI ENVIRONMENTAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
Current Assets:
	June 30, 2024 (Unaudited)	December 31, 2023
Cash and Cash Equivalents	$709,110	$2,339,059
Accounts Receivable - net	3,663,862	2,429,929
Other Receivables	164,150	164,150
Inventories	4,281,614	4,627,103
Vendor Deposits	126,185	29,335
Prepaid Expenses	290,195	371,298
Total Current Assets	9,235,116	9,960,874

Property and Equipment – net	983,601	1,048,642

Other Assets:
Intangible Assets – net	1,113,491	1,123,246
Operating Lease - Right of Use Asset	434,607	467,935
Long Term Accounts Receivable - net	206,240	206,240
Other Assets	638,392	550,677
Total Other Assets	2,392,730	2,348,098
Total Assets	$12,611,447	$13,357,614

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$1,714,489	$1,267,029
Accrued Expenses and Other Current Liabilities	512,829	675,491
Deferred Revenue	57,192	-
Current Portion of Long-Term Operating Lease	122,259	115,658
Total Current Liabilities	2,406,769	2,058,178

Long-Term Liabilities:
Long-Term Operating Lease, Net of Current Portion	579,715	642,527
Convertible Notes Payable, net of unamortized debt discount of $270,746 and $301,985 at June 30, 2024 and December 31, 2023, respectively	2,329,254	2,298,015
Total Long-Term Liabilities	2,908,969	2,940,542
Total Liabilities	5,315,738	4,998,720

Commitments and Contingencies

Shareholders’ Equity:
Cumulative Convertible Series A Preferred Stock;
par value $0.01 per share, 1,000,000 shares authorized; 63,750 shares issued
and outstanding at June 30, 2024 and December 31, 2023, respectively	638	638
Cumulative Convertible Series B Preferred Stock; $1,000 stated value;
7.5% Cumulative dividend; 4,000 shares authorized; none issued
and outstanding at June 30, 2024 and December 31, 2023, respectively	-	-
Common stock; par value $0.01 per share, 250,000,000 shares authorized;
20,015,205 and 19,823,955 shares issued and outstanding
at June 30, 2024 and December 31, 2023, respectively	200,152	199,240
Additional Paid-In Capital	58,201,140	57,985,245
Accumulated Deficit	(51,106,221)	(49,826,229)
Total Shareholders’ Equity	7,295,709	8,358,894
Total Liabilities and Shareholders’ Equity	$12,611,447	$13,357,614

	TOMI ENVIRONMENTAL SOLUTIONS, INC.
	CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Sales, net	$3,013,392	$2,774,699	$4,127,479	$4,356,871
Cost of Sales	1,158,876	1,074,420	1,602,295	1,715,355
Gross Profit	1,854,516	1,700,279	2,525,184	2,641,516

Operating Expenses:
Professional Fees	84,327	111,660	282,326	248,845
Depreciation and Amortization	76,554	90,560	154,475	179,336
Selling Expenses	366,265	501,045	655,334	877,698
Research and Development	61,614	73,728	129,585	144,248
Consulting Fees	23,095	68,912	136,730	144,367
General and Administrative	1,120,849	943,314	2,271,398	2,324,108
Total Operating Expenses	1,732,704	1,789,219	3,629,848	3,918,602
Income (loss) from Operations	121,812	(88,940)	(1,104,664)	(1,277,086)

Other Income (Expense):
Interest Income	1,845	349	11,751	1,008
Interest Expense	(93,459)	-	(187,079)	-
Total Other Income (Expense)	(91,614)	349	(175,328)	1,008

Income (loss) before income taxes	30,198	(88,591)	(1,279,992)	(1,276,078)

Provision for Income Taxes (Note 16)	-	-	-	-
Net Income (loss)	$30,198	$(88,591)	$(1,279,992)	$(1,276,078)

Net income (loss) Per Common Share
Basic	$0.00	$(0.00)	$(0.06)	$(0.06)
Diluted	$0.00	$(0.00)	$(0.06)	$(0.06)

Basic Weighted Average Common Shares Outstanding	19,985,205	19,823,955	19,946,164	19,815,336
Diluted Weighted Average Common Shares Outstanding	22,133,562	19,823,955	19,946,164	19,815,336

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$30,198	$(88,591)	$(1,279,992)	$(1,276,078)

Depreciation and Amortization	76,554	90,560	154,475	179,336
Interest Expense	93,459	-	187,079	-
Interest Income	(1,845)	(349)	(11,751)	(1,008)
Other	-	-	-	-
EBITDA Profit/(Loss)	$198,366	$1,620	$(950,189)	$(1,097,750)

Equity Compensation Expense	144,308	-	144,307	158,833
Other	-	-	-	-
Adjusted EBITDA Profit/ (Loss)	$342,674	$1,620	$(805,882)	$(938,917)

Net revenue	$3,013,392	$2,774,699	$4,127,479	$4,356,871
Adjusted EBITDA Margin	11%	0%	-20%	-22%

INVESTOR RELATIONS CONTACT:
John Nesbett/Roz Christian
IMS Investor Relations
tomi@imsinvestorrelations.com